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                                                                       EXHIBIT R

                            NONCOMPETITION AGREEMENT

     THIS NONCOMPETITION AGREEMENT (the "Agreement") is made and entered this 10th day of February 1997, by and between JOHNSON & JOHNSON, a New Jersey corporation ("J&J"), and JO ANN SWASEY, an individual (the "Stockholder").

                              W I T N E S S E T H

     WHEREAS, the Stockholder is a stockholder of Innotech, Inc., a Delaware corporation (the "Company"), and is also a key executive officer of the Company; and

     WHEREAS, pursuant to, and subject to the terms and conditions of, an Agreement and Plan of Merger with the Company (the "Merger Agreement"), J&J through a subsidiary ("Sub") will make a tender offer (the "Offer") to purchase all the issued and outstanding shares of capital stock of the Company (the "Shares"), and the now existing stockholders of the Company will receive a cash payment per share constituting a significant premium to the market price of the stock of the Company; and

     WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Offer and the subsequent merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS, following the Merger, J&J intends, or intends to cause Sub, to continue to conduct and operate the business of the Company; and

     WHEREAS, as an inducement to J&J to enter into the Merger Agreement and to acquire the Company stock owned by (and to pay the amount set forth in Section 7.04(a) of the Merger Agreement in respect of the Company stock options held by) the Stockholder, the Stockholder is entering into this Agreement:

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

          1. Noncompetition. (a) The Stockholder agrees that for the period of the Stockholder's employment following the Closing with J&J, or any subsidiary thereof, and for two (2) years following the termination of such employment (regardless of the circumstances under which such employment is terminated) (such period, the "Noncompetition Period"), the Stockholder will not have any Relationship (as defined below) with any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship or unincorporated business (whether or not for profit) (such entity, a "Business") in the course of which Relationship the Stockholder engages in or assists such Business with respect to the ophthalmic spectacle lens business (which business shall not include lens analyzing equipment) ("Lens Products and Services").

          (b) In the event that the Company terminates the Stockholder's employment without Cause (as defined below), the Company shall (x) continue to pay such Stockholder through the end of the Noncompetition Period (payable in accordance with the regular payroll practices of the Company) an annual amount equal to the salary that the Stockholder was receiving immediately prior to such termination and (y) continue to provide all benefits generally available under employee benefit plans or the practices and policies of the Company at the time of such termination (other than stock option or similar plans), determined in accordance with the provisions of such plans, practices and policies. "Cause" shall mean (i) Stockholder's conviction of, guilty plea to, or confession of guilt of, a felony, (ii) dishonest or illegal conduct or misconduct or malfeasance by the Stockholder in the performance of services for or on behalf of the Company, or other conduct detrimental to the business, operations or reputation of the Company, regardless of whether such conduct is within the scope of Stockholder's duty, (iii) failure by the Stockholder to perform his duties, as assigned to him by the President from time to time, provided that such duties are not inconsistent with the Stockholder's current duties, or
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     (iv) violation by the Stockholder of the covenants set forth in this
     Agreement; provided, however, that "Cause" shall, in no circumstances mean the failure by the Stockholder to relocate in the event the Company relocates its place of business and the Stockholder is unable to perform his duties without so relocating.

          (c) The Stockholder will be deemed to have a relationship (a "Relationship") with a Business if such Stockholder (i) owns, manages, operates, joins, or is employed by such Business, (ii) is a director, member, agent, shareholder, owner or general partner of such Business,
     (iii) acts as a consultant or advisor to such Business or (iv) controls or participates in the ownership, management or operation of, such Business; provided however, that nothing herein shall prevent the purchase or ownership by the Stockholder (and his "associates" as defined by the Securities and Exchange Commission's Proxy Rules) of an interest in a Business that constitutes less than 5% of the outstanding equity securities of such Business.

          2. Nonsolicitation of Clients. During the Noncompetition Period, the Stockholder agrees that he will not directly or indirectly provide Lens Products and Services (whether as an employee, consultant, advisor or otherwise) to any entity that at such time is, or at any time in the twelve
     (12) month period prior to such time had been, a customer of the Company unless (a) the Stockholder is employed by J&J or a subsidiary thereof and such solicitation is made on behalf of, or payment for the performance of such services is made to, such employer or (b) the Stockholder shall have previously obtained a written release specifically permitting an action that would otherwise be prohibited by the provisions of this Paragraph 2.

          3. Nonsolicitation of Employees and Consultants. During the Noncompetition Period, the Stockholder agrees that he will not directly or indirectly solicit, influence, entice or encourage any person who at such time is, or who at any time in the three (3) month period prior to such time had been, an employee of or consultant to the Company or J&J to cease or curtail his or her relationship therewith.

          4. Nondisruption; Other Matters. During the Noncompetition Period, the Stockholder agrees that he will not directly or indirectly interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company or J&J, on the one hand, and any of their respective customers, suppliers or employees, on the other hand.

          5. Confidential Information. The Stockholder covenants and agrees that, during the Noncompetition Period, he shall not use for his own behalf or divulge to any other person or entity any confidential information or trade secrets of or relating to the Company. The Stockholder further covenants and agrees that, during the Noncompetition Period, he shall not take or remove from the property of the Company any documentary copies, records or materials containing any such confidential information or trade secrets. As used herein, confidential information shall consist of all information, knowledge or data relating to the Company or J&J (including all information relating to inventions, production methods, customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available.

          6. Equitable Relief. The Stockholder acknowledges and agrees that J&J's remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the Stockholder agrees that, in the event of such breach, in addition to any remedies at law it may have, J&J, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. The Stockholder further acknowledges that should the Stockholder violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to J&J or its affiliates and that in addition to any other remedies it may have J&J shall be entitled to temporary and permanent injunctive relief.

          7. Merger Agreement. J&J represents that concurrently with the execution of this Agreement, J&J is executing the Merger Agreement, and subject to the terms of the Merger Agreement will cause the Offer to be commenced as provided in the Merger Agreement.

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          8.  Acknowledgement.  Each of the Stockholder and J&J acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, and are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties hereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Each party further acknowledges that J&J would not enter into the Merger Agreement and the transactions contemplated thereby (including, without limitation, the purchase of the Shares held by the Stockholder and payment in respect of the stock options granted to him by the Company) in the absence of the covenants and agreements contained in this Agreement and that such covenants and agreements are essential to protect the value of the Company.

          9. Reasonableness of Provisions; Severability. The Stockholder expressly understands and agrees that although both he and J&J consider the covenants and agreements contained in this Agreement, including the restrictions contained in Paragraphs 1, 2, 3, 4, and 5, to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restrictions contained herein, or any other provision or restriction contained herein, is an unenforceable provision or restriction against the Stockholder, the provisions and restrictions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any provision or restriction contained in this Agreement is unenforceable, and such provision or restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the remaining provisions and restrictions contained herein, which remaining provisions and restrictions shall be deemed severable from the unenforceable provision or restriction and shall remain in full force and effect.

          10. Not an Employment Agreement. This Agreement is not, and nothing in this Agreement shall be construed as, an agreement to provide employment to the Stockholder. The provisions of Paragraphs 1, 2, 3, 4, and 5 of this Agreement shall be operative regardless of the reasons for any termination of the Stockholder's employment and regardless of the performance or nonperformance by any party under any other section of this Agreement.

          11. Governing Law. This Agreement is made under and shall be governed by, construed in accordance with and enforced under the laws of the State of New York, without regard to conflict of laws provisions of New York law.

          12. Entire Agreement. This Agreement together with the Merger Agreement and the Stockholder Agreement (as defined in the Merger Agreement) constitutes and contains the entire agreement and understanding concerning the subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein or in the Merger Agreement or the Stockholder Agreement.

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          13.  Notices.  Any notice or demand hereunder shall be given in writing to the address set forth below by personal service or registered or certified mail, postage prepaid, return receipt requested, or overnight courier:

              If to J&J, to:

              Johnson & Johnson
              One Johnson & Johnson Plaza
              New Brunswick, NJ 08933
              Attention: General Counsel

              If to the Stockholder:

              Jo Ann Swasey
              1159 Owl Lane
              Hardy, VA 24101

          Such address may be changed by notice to the other party as provided above. Notices given pursuant to this Paragraph shall be deemed effective upon receipt.

          14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

          15. Amendments: No Waiver. (a) No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

          (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          16. Assignment. This Agreement may be assigned by J&J to any affiliate of J&J or to any nonaffiliate of J&J that shall succeed to the business and assets of the Company. In the event of any such assignment, J&J shall cause such affiliate or nonaffiliate, as the case may be, to assume the obligations of J&J hereunder, by a written agreement addressed to the Stockholder, concurrently with any assignment with the same effect as if such assignee were "J&J" hereunder. This Agreement is personal to the Stockholder and the Stockholder may not assign any rights or delegate any responsibilities hereunder.

          17. Headings. The headings of paragraphs in this Agreement are solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

          18. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          19. Binding Effect; Benefit. This Agreement shall be binding upon execution and shall become effective when J&J or a subsidiary acquires a majority of the Shares. This Agreement shall thereafter continue in effect and shall inure to the benefit of and be binding upon the parties hereto. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

                                          JO ANN SWASEY,
                                          /s/ JO ANN SWASEY
                                          --------------------------------------
                                          Name: Jo Ann Swasey

                                          JOHNSON & JOHNSON,

                                          by /s/ ROGER S. FINE
                                            ------------------------------------
                                            Name: Roger S. Fine
                                            Title:

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